UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Eller, Timothy R.
   Centex Homes
   2728 N. Harwood, 8th Floor

   Dallas, TX  75201
2. Date of Event Requiring Statement (Month/Day/Year)
   05/10/2001
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Centex Construction Products, Inc. (CXP)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------
No Securities Owned

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------
------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-
5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of
Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative
Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)

                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)

------------------------------------------------------------------------------------------------------------------
------------------


Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Eller, Timothy R.
DATE 05/10/01